EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated April 22, 2019, with respect to the statement of condition including the related portfolio of Closed-End Strategy: Senior Loan and Limited Duration Portfolio 2019-2 (included in Invesco Unit Trusts, Series
1962) as of April 22, 2019, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-229650) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
April 22, 2019